Confidential treatment has been requested for redacted portions of this exhibit.

This copy omits the information subject to the confidentiality request. Omissions are designated as ******.

Exhibit 10.20

LOTUS TECHNOLOGY INC.

AMENDED AND RESTATED SERIES PRE-A PREFERRED SHARE PURCHASE AGREEMENT

March 17, 2022

Table of Contents

1.	DEFINITIONS	2
2.	SALE AND PURCHASE	8
3.	CLOSING	10
4.	REPRESENTATIONS AND WARRANTIES	11
5.	CONDITIONS TO THE INVESTORS’ OBLIGATIONS AT THE CLOSINGS	13
6.	CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSINGS	16
7.	COVENANTS	17
8.	INDEMNITY	19
9.	MISCELLANEOUS	19

EXHIBITS

Exhibit A: Schedule of the Investors

Exhibit B: Third Restated Constitution

Exhibit C: Warrantors’ Representations and Warranties

Exhibit D: Indemnification Agreement

Exhibit E: Fourth Restated Constitution

Exhibit F: Second Restated Shareholders’ Agreement

Exhibit G: Third Restated Shareholders’ Agreement

Exhibit H: Disclosure Schedule

Exhibit I: Key Management Staff

AMENDED AND RESTATED SERIES PRE-A PREFERRED SHARE PURCHASE AGREEMENT

THIS AMENDED AND RESTATED SERIES PRE-A PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 17, 2022, by and among:

(1)          the investors (each, an “Investor” and collectively, the “Investors” listed on the Schedule of the Investors attached hereto as Exhibit A (the “Schedule of the Investors”);

(2)          Lotus Advanced Technology Limited Partnership, a limited partnership under the laws of the British Virgin Islands with its registered office at Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands (the “Offshore Founder Holdco”); and

(3)          Lotus Technology Inc., a company incorporated in the Cayman Islands with its registered office at Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands (the “Company”).

The foregoing parties are hereinafter collectively referred to as the “Parties” and respectively referred to as a “Party”.

RECITALS

A.	The Company is an exempted company limited by shares incorporated in the Cayman Islands and has at the date of this Agreement 216,700,000 issued and outstanding Ordinary Shares (as defined below), par value US$0.00001 each share.

B.	The Group Companies (as defined below) are engaged in design, research, development, manufacturing, assembling, distribution, and sales of the Lifestyle Vehicles of brand Lotus as well as providing the related products such as accessories and related after-sale services for the Lifestyle Vehicles (the “Principal Business”).

C.	Mission (as defined below), the Offshore Founder Holdco and the Company executed a Convertible Loan Agreement on November 5, 2021 (the “Convertible Loan Agreement”), pursuant to which, Mission provided a convertible loan facility of RMB150,000,000 (the “Loan Amount”) to the Company on November 29, 2021, which will be converted into 2,407,778 Series Pre-A Preferred Shares upon the Initial Closing (as defined below).

D.	On January 30, 2022, Mission, the Offshore Founder Holdco and the Company have executed a termination agreement to the Convertible Loan Agreement (“CB Termination Agreement”), pursuant to which, the parties agree that the Convertible Loan Agreement will terminate upon the Initial Closing and have no further effect. The Loan Amount paid under the Convertible Loan Agreement shall be deemed as the Initial Purchase Price (as defined below) at the Initial Closing.

E.	Investors, Offshore Founder Holdco and the Company have executed a share purchase agreement (“Prior Agreement”), dated as of January 30, 2022 (“Effective Date”).

F.	Subject to the terms and conditions set forth in the Prior Agreement and the other Transaction Documents (as defined below), (a) Mission desires to purchase 2,407,778 Series Pre-A Preferred Shares of the Company via conversion of the Loan Amount and the Company agrees to the conversion of the Loan Amount and desires to issue to Mission 2,407,778 Series Pre-A Preferred Shares at the Initial Closing, and (b) each of the Investors desire to purchase certain number of Series Pre-A Preferred Shares from the Company and the Company agrees to sell to Mission and/or Mission Bloom Limited (“Mission Bloom”) certain number of Series Pre-A Preferred Shares at the Final Closing (as defined below), provided that the aggregate purchase price paid by Mission and/or Mission Bloom at both Closings (including the Loan Amount) hereunder shall be equivalent to RMB1,000,000,000 (“Aggregate Purchase Price”).

G.	The Initial Closing took place on February 28, 2022.

H.	The Parties agree that this Agreement amends and restates the Prior Agreement in its entirety for the purpose of adding Additional Closing(s) after the Initial Closing and prior to the consummation of the Final Closing, and references herein to the “date of this Agreement” and the “date hereof” shall be deemed to refer to the Effective Date; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1	Certain Defined Terms

For purposes of this Agreement:

“Affiliate” means, in relation to any person, any other person who directly or indirectly Controls, is Controlled by or is subject to common Control with the first-mentioned person, and for the purpose of this Agreement, “Control” (including as used in “Controlled by” and “common Control”) means the possession by a person, directly or indirectly, of (a) the legal and beneficial ownership of more than 50% of the voting shares of another person; or (b) the power to direct or cause the direction of the management and policies of another person, whether through the ownership of shares or other securities carrying the right to vote, through the composition of the board of directors of such other person, by contract or otherwise, and includes, with respect to any individual, such individual’s spouse, parents and parents of the spouse, siblings and their spouse, children over 18 years old and their spouse, siblings of the spouse and parents of the spouse of the children.

“Equity Securities” means, with respect to any person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such person, and any right, warrant, option, call, commitment, conversion privilege, pre-emptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Final Closing Transaction Documents” means (a) this Agreement, (b) the Third Restated Shareholders’ Agreement, (c) the Fourth Restated Constitution, and (d) the Indemnification Agreement.

“Fourth Restated Constitution” means the fourth amended and restated memorandum and articles of association of the Company as set forth in Exhibit E adopted as of the Final Closing (or as of the Additional Closing, only in the case where Mission and/or Mission Bloom have fully paid the Aggregate Purchase Price to the Company as of the Additional Closing) (as the case may be).

“Fundamental Warranties” means the representations and warranties given by the Warrantors as set forth in Sections 1 to 6, 16, and 17 in Exhibit C.

“Geely Deutschland” means Geely Auto Technical (Deutschland) GMBH.

“Geely Holding” means Zhejiang Geely Holding Group Limited (浙江吉利控股集团有限公司) (unified social credit code: 91330000747735638J).

“Geely UK” means Geely Research & Development UK Limited.

“Group Companies” or “Group” means:

(a)     Lotus Technology;

(b)     Entities Controlled by Lotus Technology;

(c)     the Company; and

(d)     any entity established, Controlled and/or financially consolidated from time to time by (a), (b) and/or (c) above. “Group Company” means any one of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnification Agreement” means an indemnification agreement in the form attached hereto as Exhibit D to be entered into between the Company and the director of the board of the Company appointed by Mission.

“Initial Closing Transaction Documents” means Prior Agreement, the Second Restated Shareholders’ Agreement and the Third Restated Constitution.

“Intellectual Property” means any and all (a) patents, patent rights and applications therefor and reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (c) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (d) URLs, web sites, web pages and any part thereof, (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (f) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (g) the goodwill symbolized or represented by the foregoing.

“Investor” means any person set forth in the “Investor” column in the tables in Exhibit A hereto.

“Key Person” means Qingfeng Feng.

“Lifestyle Vehicles” means all passenger vehicles other than Sports Car, including Sports Utility Vehicle (SUVs), Sedan, Cross-over and Hatch-back (each as defined below).

(a)	“Sports Car” means a vehicle low to the ground with dynamic capability as the focus; typically, with 2 doors and 2 or 4 seats with either metal roof or a convertible hood.

(b)	“Sport Utility Vehicle (SUV)” refers to a vehicle with increased ground clearance, space and visibility over a Sedan; they can be either off-road focused or comfort focused.

(c)	“Sedan” refers to a vehicle whose length is divided into three distinct sections, an engine compartment, a cabin for passengers and a trunk, typically, with 4 doors and 4 or 5 seats. Sedans with low rear roof lines are referred to as coupes.

(d)	“Cross-over” refers to a vehicle with a mixture of Sedan and SUV attributes, often with some increase in ride height and roof line but maintaining a lower overall height than the SUV.

(e)	“Hatchback (Hatch-back)” refers to a Sedan but with five doors, where the fifth door provides access to the trunk area and the main body of the car with seats folded.

“Lotus Technology” means Wuhan Lotus Technology Company Limited (武汉路特斯科技有限公司) (unified social credit code: 91420100MA49N0MG9W).

“Material Adverse Effect” with respect to any person, means any condition, change or effect with respect to the business, operations, assets, liabilities (including contingent liabilities), results of operations, financial status or prospects of such person which, alone or in conjunction with any other condition, change or effect: (a) results in any of the following effect and cannot be effectively remedied within twenty (20) Business Days: (i) such person's entire or substantially equivalent to the entire business of such person is suspended for more than three (3) consecutive months or is terminated; (ii) such person is unable to perform more than 30% of the contracts of its Principal Business; (iii) a change of Control of the person or such person's control is severely restricted; or (b) would reasonably be expected to constitute a substantial impediment to a Qualified IPO of such person and cannot be removed by rectification within sixty (60) months from the date of the Initial Closing; other than to the extent caused by (i) changes in the general economic or political conditions in jurisdictions in which the Group Companies are operating, (ii) changes (including changes in law) or conditions generally affecting the industry in which the Group Companies are operating; (iii) acts of war, sabotage or terrorism or natural disasters involving any jurisdiction in which the Group Companies are operating, (iv) any action taken by the Group Companies that is required or contemplated pursuant to the Transaction Documents; provided, with respect to clauses (i) -  (iii), that such changes do not affect the Group Companies disproportionately as compared to other persons in the same industry.

“Mission” means MISSION PURPLE L.P., an exempted limited partnership registered in the British Virgin Islands with its registered office at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands.

“Ordinary Shares” means ordinary shares in the capital of the Company.

“Permit” means any governmental approvals, permits, licenses, authorizations, certifications, registrations, and filings.

“PRC” means the People’s Republic of China, and solely for the purpose of this Agreement, excluding Hong Kong SAR, Macau SAR and Taiwan.

“Production Site Cooperation Agreement” means the Geely Group Lotus Brand Luxury Compact SUV Production Site Project (《吉利集团路特斯品牌豪华紧凑型 SUV 生产 基 地 项 目 》 ) executed between Geely Holding and Wuhan Development Zone Administrative Committee on July 23, 2018.

“Purchase Price” means the Initial Purchase Price or the Final Purchase Price (as the case may be) or any part of either of them.

“Qualified IPO” means an initial public offering and listing or back door listing (including via SPAC) or other similar transactions to achieve the listing of the shares of the Company, on the Shanghai Stock Exchange, Shenzhen Stock Exchange, New York Stock Exchange, Nasdaq Stock Exchange, Hong Kong Stock Exchange, London Stock Exchange, or any other stock exchange or quotation system that is approved in writing by Mission.

“Related Party Transaction” means any transaction by and among any officer, director, or direct or indirect holder of over 5% equity security of any Group Company, and any Affiliate of any of the foregoing, on the one hand, and any Group Company on the other hand.

“Restated Constitution” means the Third Restated Constitution or the Fourth Restated Constitution (as applicable).

“Restructuring Goals” means the restructuring goals agreed between the Company and Hefei Weixin Equity Investment Partnership (Limited Partnership) (合肥蔚新股权投资合伙企业(有限合伙), “Weixin”) as of the date of this Agreement in the form agreed between such parties in writing.

“RMB” means the lawful currency of the People’s Republic of China.

“Second Restated Shareholders’ Agreement” means the second amended and restated shareholders’ agreement to be entered into between the Company, the existing shareholders of the Company and Mission and other parties thereto substantially in the form as set forth in Exhibit F hereof, which is to take effect from the Initial Closing.

“Series Pre-A Preferred Shares” means redeemable convertible preferred shares in the share capital of the Company, having the terms and conditions in the applicable Shareholders’ Agreement and the applicable Restated Constitution, each as amended from time to time.

“Shareholders’ Agreement” means the Second Restated Shareholders’ Agreement or the Third Restated Shareholders’ Agreement (as applicable).

“Third Restated Constitution” means the third amended and restated memorandum and articles of association of the Company as set forth in Exhibit B hereof adopted as of the Initial Closing.

“Third Restated Shareholders’ Agreement” means the third amended and restated shareholders’ agreement to be entered into between the Company, the existing shareholders of the Company, Mission and Mission Bloom substantially in the form as set forth in Exhibit G, which is to take effect from the Final Closing (or as of the Additional Closing, only in the case where Mission and/or Mission Bloom have fully paid the Aggregate Purchase Price to the Company as of the Additional Closing) (as the case may be).

“Trademarks License Agreements” means the Trademarks License Agreements entered into between two Hong Kong Affiliates of Lotus Technology and Group Lotus Limited.

“Transaction Documents” collectively means the Initial Closing Transaction Documents and the Final Closing Transaction Documents.

“US$” or “U.S. Dollar” means the lawful currency of the United States of America.

“Warrantors” collectively mean the Company and the Offshore Founder Holdco.

“Wuhan Headquarter Investment Agreement” means the Investment Cooperation Agreement for Lotus Technology Global Headquarter Project (《路特斯科技全球总部项目投资合作协议》 ) entered into between Geely Holding and Wuhan Development Zone Administrative Committee on December 14, 2020.

1.2	Definitions

The following terms have the meanings set forth in the Sections set forth below:

Acceleration Notice	Section 3.1(c)
Additional Closing	Section 3.1(c)
Aggregate Purchase Price	Recitals
Agreement	Preamble
CB Termination Agreement	Recitals
Claim Loss Threshold	Section 8.2(a)(i)
Closing	Section 3.1(a)
Company	Preamble
Confidential Information	Section 9.9(a)
Convertible Loan Agreement	Recitals
Conversion Shares	Section 2.1
Disclosure Schedule	Section 4.1
Effective Date	Recitals
Final Closing	Section 3.1(b)
Final Closing Purchased Shares	Section 2.2(b)
Final Purchase Price	Section 2.2(b)
HKIAC	Section 9.13
Indemnified Party	Section 8.1
Initial Closing	Section 3.1(a)
Initial Long Stop Date	Section 9.14(a)
Initial Purchase Price	Section 2.2(a)
Individual Claim	Section 8.2(a)

Individual Claim Loss Threshold	Section 8.2(a)
Initial Closing Purchased Shares	Section 2.2(a)
Investor or Investors	Preamble
Key Management Staff	Section 5.1(e)(iv)
Loan Amount	Recitals
Losses	Section 8.1
Lotus Technology	Recitals
Mission Bloom	Recitals
Offshore Founder Holdco	Preamble
Party or Parties	Preamble
Per Share Purchase Price	Section 2.2(a)
Portion Final Closing Purchase Price	Section 2.2(a)a)(c)
Portion Final Closing Purchased Shares	Section 2.2(a)a)(c)
Principal Business	Recitals
Prior Agreement	Recitals
Purchased Shares	Section 2.1
Schedule of the Investors	Preamble
Supplemental Disclosure	Section 4.1

1.3	Interpretation and Rules of Construction

In this Agreement, unless otherwise specified:

(i)           unless the context otherwise requires, the definition of terms herein shall apply equally to the singular and plural forms of the terms defined;

(ii)          any pronoun shall include the corresponding masculine, feminine and neuter forms;

(iii)         dates and times are to PRC time;

(iv)         reference to any statute, by-law, regulation, rule, delegated legislation or order is to any statute, by-law, regulation, rule, delegated legislation or order as amended, modified or replaced from time to time and to any statute, by-law, regulation, rule, delegated legislation or order replacing or made under any of them;

(v)          unless otherwise specified herein, references to any Section, paragraph or Exhibit are to those contained in this Agreement and all Exhibits to this Agreement are an integral part of this Agreement, and have the same force and effect as if expressly set out in the main body of this Agreement;

(vi)         headings are for ease of reference only and shall not be taken into account in construing this Agreement;

(vii)        person includes any individual, firm, company or other incorporated or unincorporated body;

(viii)       in writing means any communication made by letter or email, and written shall be construed accordingly;

(ix)         Business Day means a day (other than a Saturday, Sunday or gazetted public holiday) on which banks are open for normal banking business in PRC, the Cayman Islands and Hong Kong;

(x)          anything or obligation to be done under this Agreement which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day;

(xi)         agreement means any agreement or commitment whether conditional or unconditional and whether by deed, under hand, oral or otherwise;

(xii)        including and in particular shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

(xiii)       other and otherwise shall not be construed ejusdem generis with any foregoing words where a wider construction is possible; and

(xiv)       law includes any legislation, any common or customary law, constitution, decree, judgment, order, ordinance, treaty or other legislative measure in any jurisdiction and any directive, request, requirement, guidance or guideline (in each case, whether or not having the force of law but, if not having the force of law, compliance with which is in accordance with the general practice of persons to whom the directive, request, requirement, guidance or guideline is addressed).

2.	SALE AND PURCHASE

2.1	Authorization

As of the Initial Closing, the Company have authorized (i) the sale and issuance of 16,051,853 Company’s Series Pre-A Preferred Shares (the “Purchased Shares”); (ii) the reservation of Ordinary Shares for issuance upon conversion of the Purchased Shares (the “Conversion Shares”).

2.2	Agreement to Purchase and Sale of the Purchased Shares

Subject to the terms and conditions hereof,

(a)           at the Initial Closing, Mission hereby agrees, to subscribe for and purchase, and the Company agrees to sell and issue to Mission, the number of Purchased Shares set forth in the column designated “Number of Series Pre-A Preferred Shares” opposite Mission under the heading “Initial Closing” on Exhibit A attached hereto, (the “Initial Closing Purchased Shares”), at the purchase price equivalent to RMB 62.2981 per share, as appropriately adjusted for any share split, share division, share combination, share dividend or similar events with respect to such shares (the “Per Share Purchase Price”), with Mission paying as consideration for such Initial Closing Purchased Shares the purchase price in the column designated “Purchase Price” set forth opposite Mission under the heading “Initial Closing” on Exhibit A attached hereto ( the “Initial Purchase Price”).

The Company acknowledges that Mission has fully paid the Loan Amount to the Company as of the date of this Agreement. On and upon the Initial Closing, the entire Loan Amount paid by Mission under the Convertible Loan Agreement to the Company shall be deemed as the payment of the Initial Purchase Price and the payment obligations of Mission at the Initial Closing shall be considered as being fully satisfied.

(b)          At the Final Closing, unless there is one or more Additional Closing(s) taken place prior to the Final Closing, Mission and Mission Bloom hereby agree, severally and not jointly, subscribe for and purchase, and the Company agrees to sell and issue to Mission and Mission Bloom respectively, at the Per Share Purchase Price (subject to and in the event of the share dividend contemplated to be declared by the Company or declared by the Company as of the date of this Agreement, the Per Share Purchase Price for the Final Closing (including any Additional Closing as set forth in Section 2.2(c)) shall be accordingly adjusted to RMB 6.22981), the number of Purchased Shares set forth in the column designated “Number of Series Pre-A Preferred Shares” opposite Mission and Mission Bloom under the heading “Final Closing” on Exhibit A attached hereto (the “Final Closing Purchased Shares”), with Mission and Mission Bloom paying as consideration for such Final Closing Purchased Shares the purchase price in the column designated “Purchase Price” set forth opposite Mission and Mission Bloom under the heading “Final Closing” on Exhibit A attached hereto (the “Final Purchase Price”), as appropriately adjusted for any share split, share division, share combination, share dividend or similar events with respect to such shares.

(c)          At the Additional Closing(s) (if applicable), Mission and/or Mission Bloom (as the case may be) hereby agree, to subscribe for and purchase, and the Company agrees to sell and issue to Mission and/or Mission Bloom (as the case may be), a portion of the Final Closing Purchased Shares set forth in the Acceleration Notice (as defined below) provided by Mission and/or Mission Bloom to the Company pursuant to Section 3.1(c) (the “Portion Final Closing Purchased Shares”), at the Per Share Purchase Price (subject to adjustment thereto as set forth in Section 2.2(b)), with Mission and/or Mission Bloom paying as consideration for such Portion Final Closing Purchased Shares the purchase price being equivalent to the product of the Portion Final Closing Purchased Shares times Per Share Purchase Price (in aggregate, the “Portion Final Closing Purchase Price”, with the Per Share Purchase Price being subject to adjustment as set forth in Section 2.2(b)).

(d)          In the case where there is one or more Additional Closing(s) taken place prior to the Final Closing, the “Final Closing Purchased Shares” acquired by any of the Investors at the Final Closing shall be correspondingly adjusted which shall be a number equivalent to the Final Closing Purchased Shares minus the aggregate Portion Final Closing Purchased Shares acquired at all the Additional Closing(s); and the “Final Closing Purchase Price” payable by the Investors at the Final Closing shall be an amount equivalent to the Final Closing Purchase Price minus the aggregate Portion Final Closing Purchase Price. Exhibit A of this Agreement shall be updated at each Closing by the Company to reflect the details of such allocation, including the respective number of Purchased Shares purchased by Mission and/or Mission Bloom (as the case may be) at the Additional Closing and the Final Closing and the Purchase Price paid by each of them in respect thereof.

(e)          The Company’s agreement with each Investor is a separate agreement, and the sale and issuance of the Purchased Shares to each Investor is a separate sale and issuance. For the avoidance of doubt, each Investor shall proceed to the Closing and purchase its portion of the Purchased Shares hereto pursuant to this Section 2 as long as all closing conditions specified in Section 5 applicable to such Investor and closing conditions specified in Section 6 applicable to the Warrantors have been satisfied or waived by the relevant Party.

3.	CLOSING

3.1          Closing

(a)          Initial Closing. The consummation of the purchase and sale of the Purchased Shares shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing”). The initial closing (the “Initial Closing”) shall take place on a date no later than ten (10) Business Days after the fulfilment or waiver of the conditions to the Initial Closing as set forth in Section 5.1 and Section 6.1 respectively, or at such other place and time as the Company and Mission may mutually agree upon. The Initial Closing has taken place on February 28, 2022.

(b)          Final Closing. Subject to terms and conditions of this Agreement, the final closing (“Final Closing”) shall take place on a date no later than ten (10) Business Days after the fulfilment or waiver of the conditions applicable to the Final Closing as set forth in Section 5.2 and Section 6.2 respectively, or at such other place and time as the Company and the Investors may mutually agree upon.

(c)          Additional Closing(s). After the Initial Closing and prior to the consummation of the Final Closing, the Parties agree that Mission has the right to, accelerate any portion of the Final Closing by providing written notice (“Acceleration Notice”) to the Company (specifying the number of Portion Final Closing Purchased Shares to be purchased and the amount of the Portion Final Closing Purchase Price to be paid at the Additional Closing (as defined below)). Such accelerated additional closing (the “Additional Closing”) shall take place within ten (10) Business Days after the date of Mission’s notice or such other time as the Company and Mission may mutually agree.

3.2          Company’s Closing Deliverables

At each Closing, in addition to any items the delivery of which is made as an express condition to each applicable Investor’s obligations at such Closing pursuant to Section 5, the Company shall deliver to each Investor in such Closing:

(a)          a scanned copy of the Company’s register of members, certified by a director of the Company as true and complete as of such Closing, updated to show such Investor as the holder of the Purchased Shares opposite such Investor’s name on the Schedule of the Investors (as updated for each Additional Closing);

(b)          a scanned copy of the duly issued share certificate representing the Purchased Shares opposite such Investor’s name on the Exhibit A (as updated for each Additional Closing) registered in the name of such Investor, certified by a director of the Company as true and complete as of such Closing (the original of which shall be delivered to such Investor at the address set forth in Section 9.2 within ten (10) Business Days after such Closing); and

(c)          at the Final Closing (or the Additional Closing, only in the case where Mission and/or Mission Bloom have fully paid the Aggregate Purchase Price to the Company as of the Additional Closing), a scanned copy of the updated register of directors of the Company, evidencing the appointment of one (1) director of the board of the Company jointly appointed by the Investors.

3.3          Payment of the Purchase Price

(a)          Subject to terms and conditions of this Agreement, at each Closing, each Investor at such Closing shall pay its corresponding Purchase Price listed opposite such Investor’s name on the Exhibit A (as updated for each Additional Closing) by wire transfer of immediately available funds of USD to a bank account of the Company, the details of which shall be provided by the Company to such Investor at least five (5) Business Days prior to such Closing; provided, however, that Mission shall make the payment of its Purchase Price by conversion of the Loan Amount at the Initial Closing.

(b)          The exchange rate for the Initial Purchase Price paid by Mission via conversion of the Loan Amount shall be the average of the selling and buying rate of the U.S. Dollar as announced by the People’s Bank of China on the date when Mission disbursed the Loan Amount to the Company. The exchange rate for the Portion Final Closing Purchase Price to be paid by Mission for any Additional Closing shall be a fixed exchange rate of RMB 6.38 per U.S. Dollar; the applicable exchange rate for the Final Purchase Price to be paid by Mission for the Final Closing (to the extent applicable) shall be the average of the selling and buying rate of the U.S. Dollar as announced by the People’s Bank of China on the date of Final Closing. The Final Purchase Price (including any Portion Final Closing Purchase Price, if applicable) to be paid by Mission Bloom shall be RMB377,115,000 (for the avoidance of doubt, as long as the total RMB amount that Mission Bloom’s parent entity applies to domestic banks for exchange of RMB into U.S. Dollar in connection with outbound investment in the Company is RMB377,115,000, the obligation of payment of the Final Purchase Price (including any Portion Final Closing Purchase Price, if applicable) on the part of Mission Bloom shall be fully discharged through payment of the U.S. Dollars resulting from such currency exchange, regardless the exchange rate to be offered by relevant banks).

4.	REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties of Warrantors

Subject to such exceptions as may be specifically set forth in the Disclosure Schedule attached hereto as Exhibit H (the “Disclosure Schedule”) which forms part of the representation and warranties herein, each of the Warrantors severally and jointly represents and warrants to each Investor that, (a) each of the Fundamental Warranties is true, accurate and is not misleading in all respects as of the date hereof and as of the date of the relevant Closing applicable to such Investor, (b) each of the statements contained in Exhibit C (other than the Fundamental Warranties) is true and accurate and is not misleading (without giving effect to any qualification as to materiality or Material Adverse Effect set forth therein) in all material aspects as of the date hereof and as of the date of the relevant Closing applicable to such Investor, except if a representation or warranty is made as of a specified date, as of such date; provided, that at each of the Additional Closing(s) and the Final Closing (as the case may be), the Company shall be permitted to supplement and update the Disclosure Schedule by way of a supplemental disclosure document (the “Supplemental Disclosure”) submitted to the relevant Investor prior to the date of the Additional Closing(s) or the Final Closing (as the case may be). The Parties agree that (a) the form and substance of such Supplemental Disclosure shall be delivered to the relevant Investor no less than five (5) Business Days prior to the date of such relevant Closing; and (b) in no event shall the Supplemental Disclosure provided by the Company to the relevant Investor be deemed to have amended or qualified any of the statements in this Section 4.1 (including the Disclosure Schedule as of the date hereof) for any purpose.

4.2          Representations and Warranties of Investors

Each Investor hereby represents and warrants to the Warrantors, severally and not jointly, that the representations and warranties set forth in this Section 4.2 are true and accurate and are not misleading as of the date hereof and as of the date of the relevant Closing applicable to such Investor (without giving effect to any qualification as to materiality or Material Adverse Effect set forth therein) in all material aspects, except if a representation or warranty is made as of a specified date, as of such date:

(a)          it is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. It is not insolvent or unable to pay its debts, and it has not stopped paying its debts as they fall due. No order has been made or petition presented or resolution passed for the winding up, liquidation or dissolution of such Investor and no distress, execution or other similar process has been levied on the Investor’s assets;

(b)          it has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of such Investor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of such Investor thereunder, has been taken or will be taken prior to the relevant Closing applicable to such Investor. This Agreement has been duly executed and delivered by the Investor. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and each of the Transaction Documents to which such Investor is a party are, or when executed and delivered by such Investor shall be, valid and legally binding obligations of the Investor, enforceable against such Investor in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies;

(c)          the execution, delivery and performance by such Investor of, and compliance by such Investor with, each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not (a) result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under the Charter Documents of such Investor or any applicable law (including Circular 37), (b) result in a breach of any order, judgment or decree of any government entity to which such Investor is a party or by which such Investor is bound; or (c) result in a breach by the Investor of any contract to which the Investor is a party; except, in each case of (a), (b) and (c), as would not have a Material Adverse Effect on the ability of such Investor to consummate the transactions contemplated by the Transaction Documents;

(d)          The Purchased Shares to be acquired by such Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Such Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchased Shares.

5.	CONDITIONS TO THE INVESTORS’ OBLIGATIONS AT THE CLOSINGS

5.1          Conditions to Mission’s Obligations at the Initial Closing

Mission’s obligation to purchase the Initial Closing Purchased Shares at the Initial Closing is subject to the fulfilment of each of the following conditions at or prior to the Initial Closing, unless otherwise waived by Mission in the Initial Closing:

(a)          Execution and Delivery of Initial Closing Transaction Documents

Each Warrantor shall have delivered to Mission each of the Initial Closing Transaction Documents to which it is a party, duly executed by all parties thereto except Mission.

(b)          Constitutional Documents

The Third Restated Constitution set forth in Exhibit B shall have been duly adopted by the Company by all necessary corporate action of its shareholders and its board of directors, and such adoption shall have been duly submitted for filing with the Companies Registry of the Cayman Islands as of the Initial Closing as evidenced by an email confirmation from the registered agent of the Company.

(c)          Representations and Warranties

(i)          The Fundamental Warranties shall be true, correct and not misleading in all respects as of the Effective Date and as of the date of the Initial Closing, with the same force and effect as if they were made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

(ii)         The representations and warranties made by each Warrantors contained in Exhibit C (other than Fundamental Warranties) shall be true, correct and not misleading (without giving effect to any qualification as to materiality or Material Adverse Effect set forth therein) in all material aspects as of the Effective Date and as of the date of the Initial Closing, with the same force and effect as if they were made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

(d)          Covenants

Each Warrantor shall have performed or complied with all covenants, agreements and conditions contained in the Initial Closing Transaction Documents to be performed or complied with by such Warrantor on or prior to the Initial Closing.

(e)          Conversion Conditions

The conditions as set forth herein below have been fulfilled as of the date of the relevant Closing (in this Section 5.1(e), capitalized terms if not defined in this Agreement shall have the meaning ascribed to them in the Convertible Loan Agreement):

(i)          the Group Companies having completed the Restructuring Goals;

(ii)         the Offshore Founder Holdco, ETIKA Automotive SDN BHD, Geely Holding and Lotus Group International Limited having entered into a shareholders’ agreement of the Company, which has taken effect and whereby each of the shareholders of the Company other than the Offshore Founder Holdco has fully paid its capital contribution to the Company;

(iii)        certain Hong Kong Affiliates of Lotus Technology having executed the Trademarks License Agreements with Group Lotus Limited, and such Trademarks License Agreements having taken effect;

(iv)        the key management staff as listed in Exhibit I to this Agreement (“Key Management Staff”) who is required to be transferred to the Group Companies having been transferred to the Group Companies from Geely Holding or its Affiliates, and such individuals having entered into employment agreements, confidentiality and non-compete agreements and intellectual property agreements with the Group Companies;

(v)         the Company or designated entity thereof having entered into a share transfer agreement with Geely UK Limited for the acquisition of Geely Deutschland, such share transfer agreement having become effective and the aforesaid acquisition having been approved by the board of directors and shareholders of Geely Deutschland;

(vi)        the Company or designated entity thereof having entered into a share transfer agreement with Geely International (Hong Kong) Limited for the acquisition of Geely UK, such share transfer agreement having become effective and the aforesaid acquisition having been approved by the board of directors and the shareholders of Geely UK;

(vii)       the ownership of the official accounts relating to the Lotus branded Lifestyle Vehicles, including the website, APP, WeChat official account and accounts in other platforms confirmed by Weixin in writing prior to the execution of this Agreement, having been transferred to the Group Companies;

(viii)      all internal and external authorizations, consents, approvals, etc. (if applicable) required with respect to the subscription of the Purchased Shares under the Initial Closing Transaction Documents by Mission in the Initial Closing having been obtained by the Company and such authorizations, consents, approvals, etc. (if applicable) being valid on an ongoing basis, including but not limited to the relevant written resolutions/decisions of the shareholders and the directors/board of directors of the Company respectively, consenting to the execution and performance by the Company of the proposed transactions under the Initial Closing Transaction Documents for the subscription of the Purchased Shares at the Initial Closing;

(ix)         there having been no Material Adverse Effect in the business, assets, technology, legal or financial aspects of the Group Companies since June 6, 2021; and

(x)         delivery by the Company of a confirmation letter to such Investor stating that all the conditions as set forth in this Section 5.1 have been fulfilled.

(f)           CB Termination Agreement

The CB Termination Agreement shall have been duly executed and remain effective at the Initial Closing.

5.2	Conditions to the Investors’ Obligations at the Final Closing

Each Investor’s obligation to purchase the Final Closing Purchased Shares at the Final Closing is subject to the fulfilment of the following conditions at or prior to the Final Closing, unless otherwise waived by such Investor prior to the Final Closing:

(a)	Execution and Delivery of Final Closing Transaction Documents

Each Warrantor shall have delivered to such Investor the Final Closing Transaction Documents to which it is a party, duly executed by all parties thereto except the Investors, provided that, with respect to the Third Restated Shareholders’ Agreement, in the case where there is one or more new investors become or propose to become the shareholder(s) of the Company after the Initial Closing and prior to the Final Closing, each Investor acknowledges and agrees that the Company shall be entitled to make necessary amendment to the form of Third Restated Shareholders’ Agreement as attached hereto as Exhibit G without the prior written consent of any Investor solely for the purpose of reflecting the joinder of such new shareholder(s) and their respective rights and obligations of such shareholder(s) and such Investor shall take all necessary actions and execute all necessary documents reflecting the foregoing amendments, as long as such amendments would not affect any rights granted to such Investor under the Exhibit G hereunder and terms and/or conditions (including purchase price per share) given to such new investors are no more favourable than those given to such Investor, unless otherwise agreed to by such Investor.

(b)	Constitutional Documents

The Fourth Restated Constitution set forth in Exhibit E shall have been duly adopted by the Company by all necessary corporate action of its shareholders and its board of directors, and such adoption shall have been duly submitted for filing with the Companies Registry of the Cayman Islands as of the Final Closing as evidenced by an email confirmation from the registered agent of the Company.

(c)	Board of Directors

The Company shall have taken all necessary corporate action such that, as of the Final Closing, the board of directors of the Company shall be authorized to have no more than five members, which members shall be appointed in accordance with the Third Restated Shareholders’ Agreement and the Fourth Restated Constitution, with one member of the board of directors of the Company being jointly appointed by the Investors.

(d)	Representations and Warranties

(i)          The Fundamental Warranties shall be true, correct and not misleading in all respects as of the Effective Date and as of the date of the Final Closing, with the same force and effect as if they were made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

(ii)         The representations and warranties made by each Warrantors contained in Exhibit C (other than Fundamental Warranties) shall be true, correct and not misleading (without giving effect to any qualification as to materiality or Material Adverse Effect set forth therein) in all material aspects as of the Effective Date and as of the date of the Final Closing, with the same force and effect as if they were made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

(e)	Covenants

Each Warrantor shall have performed or complied with all covenants, agreements and conditions contained in the Final Closing Transaction Documents to be performed or complied with such Warrantor on or prior to the Final Closing.

(f)	Consents

All internal and external authorizations, consents, approvals, etc. (if applicable) required with respect to the subscription of the Final Closing Purchased Shares under the Final Closing Transaction Documents by such Investors in the Final Closing having been obtained by the Company and such authorizations, consents, approvals, etc. (if applicable) being valid on an ongoing basis, including but not limited to the relevant written resolutions/decisions of the shareholders and the directors/board of directors of the Company respectively, consenting to the execution and performance by the Company of the proposed transactions under the Final Closing Transaction Documents for the subscription of the Final Closing Purchased Shares at the Final Closing.

(g)	No Material Adverse Effect

There being no Material Adverse Effect in the business, assets, technology, legal or financial aspects of the Group Companies;

(h)	Other Conditions

Each condition to the Initial Closing set forth in Section 5.1(e)(i) through (ix) having been fully fulfilled.

(i)	Confirmation Letter

The Company has delivered to such Investor a confirmation letter stating that all the conditions as set forth in this Section 5.2 have been fulfilled.

(j)	ODI Approvals

With respect to Mission Bloom, any and all of (a) the consents, filings and/or registrations with respect to Mission Bloom’s direct or indirect outbound investment to the Company with applicable governmental authority pursuant to the applicable PRC laws and (b) the relevant foreign exchange registration procedures with State Administration of Foreign Exchange or one of its designated banks in the PRC with respect to its direct or indirect outbound investment to the Company and the remittance of funds out of PRC by Mission Bloom shall have been duly obtained and completed.

6.	CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSINGS

6.1	Conditions to the Company’s Obligations at the Initial Closing

The Company’s obligation to sell and issue the Initial Closing Purchased Shares at the Initial Closing is subject to the fulfilment of each of the following conditions at or prior to the Initial Closing, unless otherwise waived by the Company in writing:

(a)	Representations and Warranties

The representations and warranties made by Mission in Section 4.2 shall be true, correct and not mis-leading as of the Effective Date and the Initial Closing in all material respects, with the same force and effect as if they were made on and as of such date.

(b)	Execution and Delivery of Initial Closing Transaction Documents

Each of the Initial Closing Transaction Documents to which Mission is a party shall have been duly executed and delivered by Mission.

(c)	Covenants

Mission shall have performed or complied with all covenants, agreements and conditions contained in this Agreement to be performed or complied with by Mission on or prior to the Initial Closing.

(d)	CB Termination Agreement

The CB Termination Agreement shall have been duly executed and remain effective at the Initial Closing.

6.2	Conditions to the Company’s Obligations at the Final Closing

The Company’s obligation to sell and issue the Final Closing Purchased Shares at the Final Closing is subject to the fulfilment of the following conditions at or prior to the Final Closing, unless otherwise waived by the Company in writing:

(a)	Representations and Warranties

Representations and warranties made by the Investors in the Final Closing in Section 4.2 shall be true, correct and not misleading as of the Effective Date and the Final Closing in all material respects, with the same force and effect as if they were made on and as of such date.

(b)	Execution and Delivery of Final Closing Transaction Documents

Each of the Final Closing Transaction Documents (with respect to the Third Restated Shareholders’ Agreement, subject to amendments made pursuant to Section 5.2(a)) to which such Investor is a party shall have been duly executed and delivered by such Investor.

(c)	Covenants

Each Investor in the Final Closing shall have performed or complied with all covenants, agreements and conditions contained in the Final Closing Transaction Documents to be performed or complied with by such Investor on or prior to the Final Closing.

(d)	ODI Approvals

With respect to Mission Bloom, any and all of (a) the consents, filings and/or registrations with respect to Mission Bloom’s direct or indirect outbound investment to the Company with applicable governmental authority pursuant to the applicable PRC laws and (b) the relevant foreign exchange registration procedures with State Administration of Foreign Exchange or one of its designated banks in the PRC with respect to its direct or indirect outbound investment to the Company and the remittance of funds out of PRC by Mission Bloom shall have been duly obtained and completed.

7.	COVENANTS

7.1	Interim Covenants

Each of the Warrantors jointly and severally covenants, from the Effective Date until the date of the Initial Closing, to Mission:

(a)	to maintain the normal operation and management of the Group Companies;

(b)	that there shall be no change of Control of any of the Group Companies without the written consent of the Investors (change of Control of the Group Companies occurs if the shareholding percentage of the Company being held by the Offshore Founder Holdco is less than that of any other shareholder of the Company, or where the Key Person is no longer able to determine or influence the operation of the Group Companies, excluding, for the avoidance of doubt, restructuring conducted for the purpose of the Restructuring Goals);

(c)	to ensure that the Related Party Transactions entered into by the Group Companies are priced fairly and in accordance with its related-party transaction decision-making process and authorization and approval mechanism;

(d)	without the written consent of the Investors, the Group Companies shall not materially amend or early terminate the following material agreements that have been entered into and that have a material impact on the Principal Business of the Group Companies. Such agreements include (i) the Production Site Cooperation Agreement; (ii) the Wuhan Headquarter Investment Agreement;

(e)	if the Wuhan Development Zone Administrative Committee or its designated entity's RMB 3 billion convertible loan to Lotus Technology or the Wuhan Development Zone Administrative Committee or its designated entity's equity interest in the Company or any other Group Company constitutes a material impediment to the Company's overseas listing (including causing a delay in the Company's overseas listing), Lotus Technology and Offshore Founder Holdco shall use their best reasonable commercial efforts to remove such impediment; and

(f)	without the written consent of the Investors, the Group Companies shall not materially change its Principal Business and shall not dispose of its principal assets or business outside the scope of its normal business operations.

7.2	Post-Closing Covenants

Each of the Warrantors jointly and severally covenants to the applicable Investor after the relevant Closing:

(a)          the Lotus Technology shall reach a written agreement with the Wuhan Development Zone Administrative Committee or its designated entity on the key terms of the Wuhan Development Zone Administrative Committee's RMB 3 billion convertible loan to Lotus Technology under the Wuhan Headquarter Investment Agreement (including the interest rate of the convertible loan, the conditions to conversion, the conversion amount, the pre-investment valuation of the Group Companies and the redemption terms (if any));

(b)          two Hong Kong Affiliates of Lotus Technology and Group Lotus Limited shall enter into the Trademarks License Agreements no later than the end of the sixth (6) months after the Initial Closing;

(c)          it shall deliver to the Investors the direct and indirect shareholding structure of Offshore Founder Holdco and the structure of the Group Companies as well as the basic information on each Group Company; and

(d)          the Group Companies shall comply with applicable laws in all material respects, including applicable laws related to their manufacture, distribution and after-sale of the Lifestyle Vehicles and no Group Company shall commit a material infringement of any intellectual property right of any third party.

8.	INDEMNITY

8.1	General Indemnification

Each Party shall indemnify, defend and hold harmless the other Parties (each an “Indemnified Party”) from and against any and all costs, expenses, damages, liabilities, claims, losses (the “Losses”) resulting from or arising out of any breach by such defaulting party of any of the covenants, representations, warranties or other agreements in the Transaction Documents.

8.2	Liability Limitations

The following limitations on liabilities shall apply:

(a)          the Warrantors shall have no obligation to indemnify Investors for any individual claim by the Investors arising out of the Transaction Documents, unless the aggregate Losses related to such individual claim (the “Individual Claim”) exceed RMB 5,000,000 (“Individual Claim Loss Threshold”);

(i)          the Warrantors shall have no obligation to indemnify the Investors unless the aggregate amount of all such Individual Claims made by the Investors under the Transaction Documents exceed RMB 20,000,000 (the “Claim Loss Threshold”). If the aggregate Losses exceed the Claim Loss Threshold, the Warrantors shall be liable for the entire amount exceeding the Individual Claim Loss Threshold;

(ii)         the aggregate liability of the Warrantors as indemnifier to the Investors arising from any Warrantor’s breach of Transaction Documents shall not exceed the aggregate Purchase Price paid by the relevant Investor less the cash income (including cash dividends, repurchase payments, equity transfer consideration, to extent applicable) already received by such Investor by virtue of their shareholding in the Company;

(iii)        an Investor who obtains any remedy under this Agreement shall not seek or obtain any other remedy under this Agreement or any other Transaction Documents for the same subject matter, regardless of whether such remedy covers the Losses of such Investor.

(b)          (i) The Fundamental Warranties shall survive each Closing perpetually; and (ii) the other representations and warranties made by any Warrantor other than the Fundamental Warranties shall survive the Final Closing until the second anniversary of the date of Final Closing.

9.	MISCELLANEOUS

9.1	Successors and Assigns; No Third-Party Beneficiary

(a)	Each Party (save for the Investors) may not assign, hold in trust or otherwise transfer any rights or benefits under this Agreement without prior written consent of other Parties.

(b)	Subject to and upon any assignment permitted by this Agreement, any assignee of the Parties shall in its own right be able to enforce any term of this Agreement in accordance with its terms as if it were a Party, but until such time any such assignee of the Parties shall have no such rights whether as a third party or otherwise.

9.2	Notices

(a)	Any notice or other communication to be given under this Agreement must be in writing (which includes electronic mail) and must be delivered or sent by post or electronic mail to the Party to whom it is to be given at its address appearing below:

The Company and Offshore Founder Holdco

******

The Investors

******

or at any such other address of which it shall have given notice for this purpose to the other Parties under this Clause. Any notice or other communication sent by post shall be sent by prepaid registered post or registered airmail in the case of international service.

(b)	Any notice or other communication shall be deemed to have been given:

(i)          if delivered, on the date of delivery;

(ii)         if sent by post, on the seventh day after it was put into the post; or

(iii)        if sent by electronic mail, at the time that it is received in the recipient’s inbox.

(c)	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid registered post or registered airmail or that the email was properly addressed and transmitted.

(d)	If there is any change regarding the address or email address of any Party, such Party shall give written notice on this within seven (7) days after such change. If such Party fails to notify the other Parties in time, such Party shall bear any losses incurred by such failure of notification.

9.3	Amendments and Waivers

(a)	Unless otherwise specified under the Transaction Documents, no variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each Party. The expression “variation” shall include any amendment, supplement, deletion or replacement however effected.

(b)	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

(c)	No breach by any Party of any provision of this Agreement shall be waived or discharged except with the express written consent of the other Parties.

(d)	No failure or delay by any Investor in exercising any right, power or privilege under this Agreement shall operate as a waiver of that right, power or privilege and no single or partial exercise by any Investor of any right, power or privilege shall preclude any further exercise of that right, power or privilege or the exercise of any other right, power or privilege.

(e)	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law or otherwise.

(f)	Without prejudice to any other rights or remedies that the Investors may have, the Parties acknowledge and agree that damages alone would not be an adequate remedy for any breach of the terms of this Agreement. Accordingly, the Parties shall be entitled to the remedies of injunctions, specific performance or other suitable relief for any threatened or actual breach of this Agreement.

9.4	Delays or Omissions

No delay or omission to exercise any right, power or remedy accruing to the Company or any Investor, upon any breach or default of any Party hereto under this Agreement, shall impair any such right, power or remedy of the Company or such Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or any Investor of any breach or default under this Agreement or any waiver on the part of the Company or any Investor of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Company or any Investor shall be cumulative and not alternative.

9.5	Expenses

Each Party shall be responsible for its own costs and expenses in relation to the negotiation, preparation, execution and implementation of the Transaction Documents and all documents ancillary to them, provided that in addition and without prejudice to any other rights and remedies available to each Party, if (i) the Initial Closing occurs, or (ii) the Initial Closing does not occur due to any reason not attributable to the Investors, the Company shall fully reimburse the Investors on demand for all costs and expenses incurred by the Investors relating to the negotiation, preparation (including conduct of due diligence), execution and performance of this Agreement, the Convertible Loan Agreement, and all ancillary documents and matters contemplated herein and therein, no more than an amount of RMB2,000,000.

9.6	Interpretation; Titles and Subtitles

This Agreement shall be construed according to its fair language. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.7	Counterparts

(a)	This Agreement may be executed in any number of counterparts. Any Party may enter into this Agreement by executing any counterpart, but this Agreement shall not be effective until each Party has executed at least one counterpart.

(b)	Each counterpart shall constitute an original of this Agreement, but all the counterparts together constitute the same instrument.

9.8	Invalidity

If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, that shall not in any way affect or impair:

(a)	the validity, legality or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the validity, legality or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable laws in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law.

9.9	Confidentiality

(a)	Definitions in this Section

In this Section:

“Confidential Information” means all information received or obtained by a Party in connection with entering into or performing this Agreement and which relates to:

(1)	the negotiations concerning this Agreement;

(2)	the provisions of the Transaction Documents;

(3)	the subject matter of the Transaction Documents; or

(4)	the other Parties.

(b)	Duty of confidentiality

Save as permitted by Section 9.9 (c), each Party shall, and shall procure that any person connected with it and its directors, officers and employees shall, keep confidential and not disclose to any person any Confidential Information.

(c)	Permitted disclosures

A Party may disclose or permit the disclosure of Confidential Information:

(1)          to its directors, officers, employees, legal or other professional advisers, on a need-to-know basis, to the extent necessary to enable it or them to perform or cause to be performed or to enforce any of its rights or obligations under this Agreement and only under binding obligations of confidence at least as comprehensive as those contained in this Agreement (which it undertakes to enforce and for which it shall be legally responsible);

(2)          to its directors, officers, employees, legal or other professional advisers, on a need to know basis, to the extent necessary to enable it or them to perform or cause to be performed or to discharge their duties and responsibilities to the Company after the Initial Closing and only under binding obligations of confidence at least as comprehensive as those contained in this Agreement (which it undertakes to enforce and for which it shall be legally responsible);

(3)          when required to do so by law or by or pursuant to the rules or any order of any court, tribunal or agency of competent jurisdiction;

(4)          to the extent that the Confidential Information has become publicly available or generally known to the public at the time of such disclosure otherwise than as a result of a breach of this Section 9;

(5)          if such disclosure is expressly permitted by some other provision of this Agreement or if the corresponding Party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed;

(6)          when required by any securities exchange, regulatory or governmental body having jurisdiction over the Party seeking to make the disclosure, whether or not the requirement for disclosure has the force of law or

(7)          in the case of an Investor, to its stockholders, limited partners, members or other bona fide prospective investors, as the case may be, regarding the general status of its investment in the Company, the name of the Company, a general description of the business of the Company and the actual or estimated return on investment realised by such Investor resulting from or relating to its investment in the Company, and in each case only where such person is under binding obligations of confidence at least as comprehensive as those contained in this Agreement (which it undertakes to enforce and for which it shall be legally responsible) and no Investor shall be permitted to disclose any Confidential Information to any stockholders, limited partners, members or other bona fide prospective investors who (i) establish, carry out, is engaged, concerned or interested directly or indirectly in any business in competition with the business of any Group Company in any jurisdiction or (ii) are included in a list of sensitive parties the Company notifies the Investor of in writing from time to time.

(d)	Continuance of obligations

The obligations in this Section 9 shall continue to apply after termination of this Agreement without limit in time.

9.10	Further Assurances

Each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement.

9.11	Press Release

The Parties shall not make any announcement regarding the consummation of the transaction contemplated by this Agreement, other Transaction Documents and any related documentation in any press release, conference, advertisement, announcement, professional or trade publication, marketing materials or otherwise to the general public without the prior written mutual consent of the Investors and the Company.

9.12	Governing Law

This Agreement and any non-contractual obligation arising out of or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong.

9.13	Dispute Resolution

Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in the English language.

9.14	Termination of This Agreement

(a)          This Agreement may be terminated (i) prior to the Initial Closing by mutual written consent of all Parties; (ii) prior to the Initial Closing by Mission or the Company, if the Initial Closing fails to occur within thirty (30) days after the Effective Date (the “Initial Long Stop Date”, provided the right to terminate this Agreement under this Section 9.14(a)(ii) shall not be available to such Party if its failure to fulfil any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Initial Closing to occur on or prior to the Initial Long Stop Date) (in which case this Agreement in its entirety shall terminate, subject to Section 9.14(d)); (iii) by the Company or any Investor if the Final Closing fails to occur on or prior to April 30, 2022 (the “Final Long Stop Date”), provided the right to terminate this Agreement under this Section 9.14(a)(iii) shall not be available to such Party if its failure to fulfil any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Final Closing to occur on or prior to the Final Long Stop Date (for the avoidance of doubt, the application for the consents, filings and/or registrations with respect to Mission Bloom’s parent company’s outbound investment to the Company fails to be completed on or prior to April 30, 2022 shall be regarded as Mission Bloom’s failure to fulfil the obligation under this Agreement, and therefore the Investors shall not be granted the right to terminate the Agreement under such occasion) (in which case only the provisions relating to the issuance and purchase of the Final Closing Purchased Shares with respect to the relevant Investor shall terminate while the other provisions shall remain effective and legally binding); (iv) prior to the Initial Closing by either the Company, on the one hand, or any Investor, on the other hand by written notice to the other Parties if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of the Investors or the Company, respectively, and such breach, if curable, has not been cured to the reasonable satisfaction of the other Party within twenty (20) Business Days of such notice.

(b)          If this Agreement is terminated pursuant to the provisions of Section 9.14(a) above, this Agreement shall become void and have no further effect with respect to the terminating Parties; provided, that no Party shall be relieved of any liability of any nature for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

(c)          Termination shall not affect the then accrued rights and obligations of the Parties (including the right to damages for the breach, if any, giving rise to the termination and any other pre-termination breach by any of the Parties).

(d)          Notwithstanding any provision to the contrary, the provisions of Section 1 (Definitions), Section 8 (Indemnity), Section 9.2 (Notices), Section 9.5 (Expenses), Section 9.9 (Confidentiality), Section 9.11 (Press Release), Section 9.12 (Governing Law), Section 9.13 (Dispute Resolution) and this Section 9.14 (Termination of This Agreement) shall survive any expiration or termination of this Agreement.

9.15	Signing and Binding

Notwithstanding that there may be Parties not having executed this Agreement at the same time together with other Parties, this Agreement shall be binding upon, effective to and enforceable against and among those Parties which have duly executed this Agreement, in which case, the “Parties” or “Party” used in this Agreement shall refer to those Parties which have duly executed this Agreement.

9.16	Effectiveness and Validity

Upon execution of this Agreement by any of the signing Parties listed in the signing columns at the end of this Agreement, this Agreement shall become immediately effective and binding among all those Parties which have duly executed, either sequentially or concurrently, copies of this Agreement.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY

Lotus Technology Inc.

By	/s/ FENG Qingfeng

Name:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

OFFSHORE FOUNDER HOLDCO

Lotus Advanced Technology Limited Partnership

By	/s/ FENG Qingfeng

Name:

IN WITNESS WHEREOPF, the Parties hereto have executed this Agreement as of the date first above written.

MISSION

Mission Purple L.P.

By	/s/ Ning YU

Name:	Ning YU

Lotus Technology Inc.

Signature Page to Amended and Restated Series Pre-A Preferred Share Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MISSION BLOOM

Mission Bloom Limited

By	/s/ Ning Yu

Name:	Ning Yu

Lotus Technology Inc.

Signature Page to Amended and Restated Series Pre-A Preferred Share Purchase Agreement

EXHIBIT A

SCHEDULE OF THE INVESTORS

(For the avoidance of doubt,

1.	“Post Share Dividend” column under the heading “Initial Closing” of this Exhibit A reflects the adjustments to the number of Series Pre-A Preferred Shares due to the share dividend contemplated to be declared by the Company or declared by the Company as of the date of this Agreement;

2.	this Exhibit A shall be updated pursuant to Section (d)2.2(d) to reflect the number of Portion Final Closing Purchased Shares to be purchased and the amount of the Portion Final Closing Purchase Price to be paid as set forth in any Acceleration Notice for any Additional Closing.)

Initial Closing

		Number of Series Pre-A Preferred Shares
Investor	Jurisdiction and Registered Office	Prior to Share Dividend	Post Share Dividend	Purchase Price
MISSION PURPLE L.P.	an exempted limited partnership registered in the British Virgin islands with its registered office at ******	2,407,778	24,077,780	RMB150,000,000 Paid via conversion of the Loan Amount disbursed under the Convertible Loan Agreement

Final Closing (including Additional Closing)

Investor	Jurisdiction and Registered Office	Number of Series Pre-A Preferred Shares	Purchase Price	Timing
MISSION PURPLE L.P.	an exempted limited partnership registered in the British Virgin islands with its registered office at ******	75,906,798	RMB 472,885,000	Additional Closing
MISSION BLOOM LIMITED	an exempted limited company registered in the British Virgin Islands with its registered office at ******	60,533,941	RMB 377,115,000	Final Closing

EXHIBIT B

THIRD RESTATED CONSTITUTION

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EXHIBIT C

WARRANTOR'S REPRESENTATIONS AND WARRANTS

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EXHIBIT D

INDEMNIFICATON AGREEMENT

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EXHIBIT E

FOUTH RESTATED CONSTITUTION

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EXHIBIT F

SECOND RESTATED SHAREHOLDER'S AGREEMENT

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EXHIBIT G

THIRD RESTATED SHAREHOLDER'S AGREEMENT

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EXHIBIT H

DISCLOSURE SCHEDULE

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EXHIBIT I

KEY MANAGEMENT STAFF

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